Exhibit 99.1

FOR IMMEDIATE RELEASE                                    Contact: John L. Hobey
April 30, 2001                                                    (804) 228-5600


                        Open Plan Systems, Inc. Announces
                      Receipt of Nasdaq Staff Determination

         RICHMOND,  VIRGINIA (April 30, 2001) - Open Plan Systems, Inc. (Nasdaq:
PLANE), the largest independent remanufacturer of work stations in the United States, announced today that it has received a Nasdaq Staff Determination notifying the Company that its common stock is scheduled to be delisted from The Nasdaq Stock Market. The Staff Determination is based on the Company's failure to file its Annual Report on Form 10-K for the year ended December 31, 2000, as required by Nasdaq Marketplace Rule 4310(c)(14).

         The Company has requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination. The request will stay the delisting pending the issuance of a written determination following the hearing. Although the Company expects to file its Form 10-K prior to the hearing, there can be no assurance that the Panel will grant the Company's request for continued listing. In addition, the Company presently does not meet the market value of public float and minimum bid price requirements for continued listing on The Nasdaq National Market. These requirements were not included as a basis for the Staff Determination, but could be included in a future Staff Determination. In the event of delisting from The Nasdaq Stock Market, the Company expects that its financial reporting obligations would be current at that time and that the common stock would be eligible for trading on the OTC Bulletin Board.

         As the Company disclosed on March 20, 2001, the delay in the completion of the audit of its financial statements and the filing of the Form 10-K is due to unanticipated turnover in financial personnel, including the departure of the Company's Chief Financial Officer in December 2000, and unresolved issues regarding inventory balances and certain other items. The Company also disclosed that it had engaged two financial consultants to assist the Company in concluding the audit process in an expeditious manner. At this time, the Company believes that substantial progress has been made in resolving the financial statement issues. The Company expects to release earnings for the fourth quarter and year ended December 31, 2000 on or before May 11, 2001 and to file its Form 10-K as soon as practicable thereafter.

         As a result of the failure to file the Form 10-K, Nasdaq has appended an "e" to the Company's trading symbol, indicating a lack of compliance with the Securities and Exchange Commission requirements.

         The Company cautions readers that statements contained herein regarding the anticipated dates for the release of earnings and the filing of the Form 10-K, and the eligibility of the common stock for trading on the OTC Bulletin Board, are forward-looking statements based upon management's current knowledge and assumptions about future events. Actual events, results or performance may be materially different from any events, results or performance


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expressed or implied by such  forward-looking  statements.  The principal factor affecting anticipated dates for release or filing of documents and eligibility for the OTC Bulletin Board is the satisfactory resolution of issues relating to the Company's financial statements.

         Open Plan Systems, Inc. remanufactures and markets modular office work stations through a network of Company-owned sales offices and selected dealers. Work stations consist of movable panels, work surfaces, storage units, lighting and electrical distribution combined into a single integrated unit.



















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